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                                                                   EXHIBIT 10.14
                                 PROMISSORY NOTE


$75,000                        Redmond, Washington              October 11, 1995

         FOR VALUE RECEIVED, W. ROBERT BERG ("Maker") promises to pay to SEAMED CORPORATION ("Payee"), the principal sum of SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000), with interest thereon a per annum rate equal to the appropriate Applicable Federal Rate, as set forth in Section 1274 of the Internal Revenue Code of 1986, as amended (the "Interest Rate"). Interest will be calculated according to the foregoing based on a 365 day year and applied to the actual number of days elapsed.

         The entire balance of this Note, including, without limitation all principal and any interest with respect thereto, shall be due and payable in full on the fifth (5th) anniversary of the date of this Note; provided, however, that, in the event that Maker's employment with Payee shall terminate for any reason, including, without limitation, a termination due to the death or permanent disability of Maker, then the entire balance of this Note shall be due and payable 30 days after the termination (except, in the case of death, this Note shall be due and payable 120 days after death) of Maker's employment with Payee without presentment, demand or notice to Maker.

         Maker shall have the right to prepay any or all of this Note at any time without penalty; provided, however, that any partial pre-payment shall be applied first to unpaid accrued interest and then to principal.

         No payment of principal or interest under this Note shall be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction for any reason whatsoever.

         Upon the happening of any of the following events, the holder or owner of this Note may accelerate the maturity of this Note, including principal, without presentment, demand or notice to the Maker: (a) the appointment of a receiver for any part of the property of the Maker; (b) the assignment for the benefit of creditors of Maker; or (c) the commencement of any proceedings under any bankruptcy or insolvency laws by or against Maker unless dismissed within sixty (60) days. If any installment is not paid within ten (10) days after its due date, the entire balance of this Note shall bear interest from the date of default until such installment (including all accrued interest through the date of payment) is paid, at the Interest Rate plus 2%.

         Maker and any endorsers of this Note hereby waive demand, grace, presentment for payment and protest, and agree and contest that this Note may be renewed and the time of payment extended without notice, and without releasing any party hereto.

         The waiver by holder of any breach or violation of, or default under any provision of, this Note shall not be a waiver by such party of any provision or of any subsequent breach or violation of this Note or default hereunder.
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         ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO
FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

         If suit is brought on this Note, or if it is placed in the hands of an attorney for collection, after any default in any payment, the undersigned promises and agrees to pay all costs of collection, including attorneys' fees, incurred thereby.

         This Note is made and executed and is to be interpreted pursuant to the laws of the State of Washington.


                                            /s/  W. Robert Berg
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                                            W. Robert Berg


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